Alliqua Acquires Choice Therapeutics

Adds New Wound Care Products to Its World-Class Technology Platform

LANGHORNE, PA – May 6, 2014 – Alliqua, Inc. (NASDAQ:ALQA) (“Alliqua” or the “Company”), a provider of advanced wound care products, has acquired Choice Therapeutics, Inc. (“Choice Therapeutics”), a privately held wound care company with proprietary technologies and products, for approximately $4 million in stock and cash. The merger agreement, which became effective May 5, 2014, provides for additional contingent payments of up to $5 million in stock or cash, under certain circumstances, if stated revenue thresholds are reached over the next three years ending April 30, 2017. The acquisition is expected to be accretive to Alliqua’s earnings during the next 12 months.

As part of the agreement, Alliqua has acquired Choice Therapeutics’ wound care portfolio, its technology platform and its sales and marketing team.

“The acquisition of Choice Therapeutics provides Alliqua with an exciting product portfolio and technology that has proven to be clinically and economically efficacious in the marketplace,” said David Johnson, Chief Executive Officer of Alliqua. “Choice Therapeutics’ product suite, which incorporates its TheraBond 3D® Antimicrobial Barrier Systems technology, is in wide use, including at key burn centers nationwide. Adding these products to our portfolio is consistent with our vision of building a world-class technology platform for wound care practitioners who use our products to manage the challenges of chronic and acute wounds.”

Jim Hutchens, CEO of Choice Therapeutics, said, “We could not be more excited about Alliqua’s acquisition of our company. We believe that Alliqua is ideally positioned to accelerate the process of making TheraBond 3D available to a greater number of clinicians and patients. “

Mr. Hutchens resigned from Choice Therapeutics upon the completion of the acquisition.

Lori Toner, Chief Marketing Officer of Alliqua, said, “The powerful TheraBond 3D platform—with its excellent antimicrobial activity, management of fluid and exudate, comfort and cost-effectiveness—adds considerably to Alliqua’s growing portfolio of products. The brand equity that TheraBond 3D has developed in burns, surgical site infections and chronic wounds should allow Alliqua to leverage its current portfolio into these areas. Our newly hired team of 20 direct sales representatives as well as our existing network of independent sales representatives will immediately integrate Choice Therapeutics’ products into their sales initiatives.”

With its 3D spacer technology, we believe that TheraBond 3D is truly a “new dimension” in advanced wound care. TheraBond 3D utilizes silver ions to provide sustained antimicrobial activity against a wide range of the most frequently seen pathogens. Its softness and conformability affords a high degree of patient comfort and ease of application. Unlike traditional antimicrobial dressings, it transfers (rather than absorbing) fluid and exudate (cellular debris) away from the wound by capillary action to an inexpensive outer dressing.

TheraBond 3D is sold in three wound market segments: burn management, chronic wounds (eg. diabetic foot ulcers and venous leg ulcers), and surgery. The TheraBond 3D product line consists of contact dressings, wraps, and island dressings. TheraBond 3D dressings provide antimicrobial protection for up to 14 days and are available in many shapes and sizes to accommodate a wide variety of clinical needs.

Further details of the acquisition can be found in Alliqua’s Form 8-K which will be filed with the SEC.

About Alliqua, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner’s ability to deal with the challenges of healing both chronic and acute wounds.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products. It also has the right to develop and market the advanced wound care products Biovance® and Extracellular Matrix (ECM), as part of its agreement with Celgene Cellular Therapeutics. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

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Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

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Contact:

Alliqua, Inc.
Brian M. Posner, +1-215-702-8550
Chief Financial Officer
bposner@alliqua.com
or
Investor Relations:
Dian Griesel Int'l.
Cheryl Schneider, +1-212-825-3210
cschneider@dgicomm.com
or
Public Relations:
Dian Griesel Int'l.
Susan Forman or Laura Radocaj, +1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com